EXHIBIT 3.12

ANNEX 1

20757-0292

ARTICLES OF INCORPORATION
OF
THE FOOD GROUP, INC.

          FIRST: The name of the corporation shall be THE FOOD GROUP, INC.

          SECOND: The place in Ohio where the principal office of the corporation is to be located is the City of Columbus, County of Franklin.

          THIRD: The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

          FOURTH: The authorized number of shares of the corporation shall be 20,000, all of which shall be common shares, each with a par value of $1.00 per share.

          FIFTH: The directors of the corporation shall have the power to cause the corporation from time to time and at any time to purchase, hold, sell, transfer or otherwise deal with (A) shares of any class or series issued by it, (B) any security or other obligation of the corporation which may confer upon the holder thereof the right to convert the same into shares of any class or series authorized by the Articles of the corporation, and (C) any security or other obligation which may confer upon the holder thereof the right to purchase shares of any class or series authorized by the Articles of the corporation. The corporation shall have the right to repurchase, if and when any shareholder desires to sell, or on the happening of any event is required to sell, shares of any class or series issued by the corporation. The authority granted in this Article FIFTH of these Articles shall not limit the plenary authority of the Directors to purchase, hold, sell, transfer or otherwise deal with shares of any class or series, securities, or other obligations issued by the corporation or authorized by its Articles.

          SIXTH: A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as vendor, purchaser, employee, agent or otherwise, nor shall any contract or transaction be void or voidable with respect to the corporation for the reason that it is between the corporation and any other person in which one or more of its directors or officers are directors, trustees, or officers, or have a financial or personal interest, or for the reason that one or more interested directors or officers participated in or voted at the meeting of the directors, or a committee thereof, which authorized such contract or transaction, provided (A) the material facts as to the relationship or interest of such director, officer or other person and as to the contract or transaction are disclosed or are known to the directors or the committee, or such members thereof as shall be present at any meeting at which action upon any such contract or transaction shall be taken, and the directors or committee, in good faith reasonably justified by such facts, authorized the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum; or (B) the material facts as to the relationship or interest of such director, officer or other person and as to the contract or transaction is specifically approved at a meeting of the shareholders held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation held by persons not interested in the contract or transaction; or (C) the contract or transaction is fair as to the corporation at the time it is authorized or approved by the directors, a committee thereof, or the shareholders.

          Common or interested directors may be counted in determining the presence of a quorum at any meeting of the directors, or of a committee thereof, which authorizes the contract or transaction.

          SEVENTH: The directors of the corporation may adopt an amendment to the Articles in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of shares of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; liquidation price; redemption rights. and price; sinking fund requirements; conversion rights; and restrictions on the issuance of shares of any class or series.

          EIGHTH: No shareholder of the corporation shall have, as a matter of right, the preemptive right to purchase or subscribe for shares of any class now or hereafter authorized or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such shares.

          NINTH: Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares of the corporation entitling them to exercise two-thirds or any other proportion of the voting power of the corporation or of any class or classes of shares thereof, such action, unless expressly otherwise provided by statute, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation or of such class or classes.

AGREEMENT OF MERGER

          This Agreement of Merger (hereinafter referred to as the “Merger Agreement”), dated this 28th day of December, 1992, made by and between WENDY’S OLD FASHIONED HAMBURGERS OF NEW YORK, INC., an Ohio corporation (hereinafter referred to as “WOFHNY”), and THE FOOD GROUP, INC., an Ohio corporation (hereinafter referred to as “Food Group”).

WITNESSETH:

          WHEREAS, the Board of Directors of each of said corporations, parties hereto, to the end that greater efficiency and economy in the management of the business carried on by each corporation may be accomplished and in consideration of the mutual agreements of each corporation as set forth herein, do deem it advisable and generally to the advantage and welfare of said corporations and their respective shareholders that WOFHNY be merged into Food Group; and

          WHEREAS, on the effective date of the merger, Food Group will change its corporate name to Wendy’s Old Fashioned Hamburgers of New York, Inc.; and

          WHEREAS, the Board of Directors of WOFHNY and Food Group have approved this Merger Agreement by resolutions adopted by them; and

          WHEREAS, Wendy’s International, Inc. (“Wendy’s”) has approved and adopted this Merger Agreement as the sole shareholder of both WOFHNY and Food Group;

          NOW, THEREFORE, in consideration of the premises and of their mutual covenants and agreements, it is hereby agreed by and between WOFHNY and Food Group that the terms of the merger (the “Merger”) contemplated by this Merger Agreement, and the mode of carrying the Merger into effect, shall be as follows:

ARTICLE ONE
The Surviving Corporation

1.01

At the time when the Merger shall become effective (sometimes hereinafter called the “Merger Date”), WOFHNY will merge into Food Group, and Food Group will be the continuing and surviving corporation in the Merger, will continue to exist under the laws of the State of Ohio, and will be the only corporation to continue its separate corporate existence after the Merger Date. As used in this Merger Agreement, the term “Surviving Corporation” refers to Food Group from and after the Merger Date (although Food Group will change its name as set forth in Section 1.02).

1.02	The name of the Surviving Corporation shall be Wendy’s Old Fashioned Hamburgers of New York, Inc.

1.03

The Articles of Incorporation of Food Group as of the Merger Date shall be the articles of the Surviving Corporation until amended in accordance with law, except that Article First shall be amended to read as follows:

FIRST: The name of the corporation shall be Wendy’s Old Fashioned Hamburgers of New York, Inc.

1.04	The Regulations of Food Group existing at the Merger Date shall be the regulations of the Surviving Corporation until amended in accordance with law.

1.05	The directors of Food Group at the Merger Date shall be the sole directors of the Surviving Corporation until changed in accordance with law.

1.06	The officers of Food Group at the Merger Date shall be the sole officers of the Surviving Corporation until changed in accordance with law.

1.07

The Surviving Corporation’s principal office will continue to be 4288 West Dublin-Granville Road, Dublin, Ohio 43017, and the Surviving Corporation may be served with process in the State of Ohio in any proceeding for enforcement of any obligations of WOFHNY, as well as enforcement of any obligation of the Surviving Corporation by reason of the Merger.

1.08

The statutory agent in Ohio to accept service of process in any such suit or other proceeding against Food Group or WOFHNY shall be Statutory Agent Corporation, 52 East Gay Street, Columbus, Ohio 43216.

1.09	At the time the Merger becomes effective, Food Group shall assume the obligations of WOFHNY.

ARTICLE TWO
Distributions to Shareholder

2.01	The manner and basis of making distributions to the shareholder of WOFHNY in extinguishment of, and in substitution for, its shares of WOFHNY shall be as set forth in this Article Two.

2.02

At the Merger Date and as a result of the Merger, each of the issued shares of common stock and Class A common stock of WOFHNY shall, automatically and without further act of either WOFHNY or Food Group, be extinguished. At the Merger Date, WOFHNY will have 65,050 common shares and 11,000 Class A common shares outstanding, all of which will be issued to Wendy’s.

2.03	The issued and outstanding shares of the Surviving Corporation will remain unchanged.

ARTICLE THREE
Termination and Abandonment. Amendment

3.01	The Merger may be terminated and abandoned by action of the Board of Directors of WOFHNY and Food Group at any time prior to the Merger Date for any reason.

3.02

From time to time and at any time prior to the Merger Date, this Merger Agreement may be amended by an agreement in writing executed in the same manner as this Merger Agreement, after authorization of such action by the Board of Directors of WOFHNY and Food Group, but no such amendment shall (i) materially and adversely alter or change the rights and obligations of the sole shareholder without its approval, or (ii) be prohibited by law.

ARTICLE FOUR
Effective Date of Merger

4.01	The Merger shall become effective at 11:59 p.m., Eastern Standard Time, on December 31, 1992.

ARTICLE FIVE
Miscellaneous

5.01

No director, officer, agent or employee of either WOFHNY or Food Group shall receive any fee, commission, compensation or other valuable consideration whatsoever for aiding, promoting or assisting the Merger, except that accountants and attorneys retained by either corporation shall receive reasonable fees for their professional services.

5.02

This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall be deemed to constitute a single instrument.

5.03

The captions contained in this Merger Agreement are included only for convenience or reference and do not define, limit, explain or modify this Merger Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Merger Agreement.

5.04

This Merger Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of the parties hereto.

5.05	The number and gender of each pronoun used in this Merger Agreement shall be construed to mean such number and gender as the context and circumstances may require.

5.06	This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

          IN WITNESS WHEREOF, this Merger Agreement has been executed on behalf of WOFHNY and Food Group by their officers duly authorized in the premises.

WENDY’S OLD FASHIONED
ATTEST:		HAMBURGERS OF NEW YORK, INC.
By:		By:

	Lawrence E. Schauf Secretary	James W. Near Chairman of the Board & Chief Executive Officer

ATTEST:		THE FOOD GROUP, INC.
By:		By:

	Lawrence E. Schauf Secretary	James W. Near Chairman of the Board & Chief Executive Officer

CERTIFICATE OF MERGER

OF

WENDY’S OLD FASHIONED HAMBURGERS OF NEW YORK, INC.
(an Ohio corporation)

INTO

THE FOOD GROUP, INC.
(an Ohio corporation)

          The Agreement of Merger to which this Certificate is attached, having been first duly approved by resolution of the Board of Directors of The Food Group, Inc. (“Food Group”) by a written unanimous consent dated December 18, 1992, was duly submitted to the sole shareholder of Food Group at a special meeting of said shareholder, called separately from the meeting of the shareholders of any other corporation, for the purpose of considering and approving or rejecting said Agreement of Merger and held upon due notice accompanied by a summary or copy of said Agreement given to the sole shareholder of Food Group whether or not entitled to vote, on the 18th day of December, 1992, and that said Agreement of Merger was adopted by the vote of holders of shares of Food Group entitling them to exercise at least two-thirds of the voting power of such corporation; whereupon said Agreement of Merger was duly adopted by the act of Food Group.

          The Agreement of Merger to which this Certificate is attached, having been first duly approved by resolution of the Board of Directors of Wendy’s Old Fashioned Hamburgers of New York, Inc. (“WOFHNY”) by written unanimous consent dated December 18, 1992, was duly submitted to the sole shareholder of WOFHNY at a special meeting of said shareholder, called separately from the meeting of the shareholders of any other corporation, for the purpose of considering and approving or rejecting said Agreement of Merger and held upon due notice accompanied by a summary or copy of said Agreement given to the sole shareholder of WOFHNY whether or not entitled to vote, on the 18th day of December, 1992, and that said Agreement of. Merger was adopted by the vote of holders of shares of said corporation entitling them to exercise at least two-thirds of the voting power of such corporation; whereupon said Agreement was duly adopted as the act of WOFHNY.

          The Agreement of Merger further provides that Article First of the Articles of Incorporation of Food Group is amended to read as follows:

FIRST: The name of the corporation shall be Wendy’s Old Fashioned Hamburgers of New York, Inc.

          IN WITNESS WHEREOF, Wendy’s Old Fashioned Hamburgers of New York, Inc. and The Food Group, Inc. have executed this Certificate of Merger on the 28th day of December, 1992.

WENDY’S OLD FASHIONED
ATTEST:		HAMBURGERS OF NEW YORK, INC.

By:	/s/ Lawrence E. Schauf	By:	/s/ James W. Near

	Lawrence E. Schauf, Secretary		James W. Near, Chairman of the Board & Chief Executive Officer

ATTEST:		THE FOOD GROUP, INC.

By:	/s/ Lawrence E. Schauf	By:	/s/ James W. Near

	Lawrence E. Schauf, Secretary		James W. Near, Chairman of the Board & Chief Executive Officer